Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Susan Fisher 262-636-8434  s.h.fisher@na.modine.com

Modine Reports Fourth Quarter and Full Year Fiscal 2009 Results

Q4 Loss of $1.47 per Fully Diluted Share on Revenue of $255 Million;
Results Reflect Significant Global OEM Production Declines;
Intense Focus on Cost Structure and Liquidity

RACINE, WI, June 2, 2009 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the fourth quarter of fiscal 2009, as follows:

Fourth Quarter	2009	2008(a)	Change
($ in millions except per share data)
Net Sales	$254.8	$447.6	$(192.8)
Gross Profit	$23.6	$61.3	$(37.7)
% of Sales	9.3%	13.7%	(440	bp)
Selling, General & Administrative Expenses	$40.3	$61.0	$(20.7)
Pre-Tax Loss from Continuing Operations	$(37.4)	$(9.6)	$(27.8)
Net Loss	$(47.1)	$(35.2)	$(11.9)
Diluted Loss Per Share	$(1.47)	$(1.10)	$(0.37)

Twelve Months to Date Cash Flow from Operations (b)	$93.5	$81.7	$11.8
Net Debt	$205.7	$186.0	$19.7
(a)	Fourth quarter fiscal 2008 amounts have been adjusted to reflect the removal of the one month lag in the reporting of results for the company's international operations
(b	Includes cash flow from both continuing and discontinued operations

“The global recession, with the lowest global vehicular OEM production rates in decades, continues to significantly challenge our business,” said Thomas A. Burke, Modine President and Chief Executive Officer.  “Responding to these unfavorable operating conditions, we continue to take aggressive actions using our four-point strategic framework to address our business performance, lower our underlying cost structure and preserve liquidity.  We are actively refocusing our product portfolio and manufacturing footprint to ensure we provide technically advanced, high value solutions to our customers that ultimately will deliver the expected returns to our shareholders.  Additionally, we are driving our Modine Operating System principles, which include a critical focus on leadership behaviors, throughout our organization to accelerate continuous process improvement. Collectively, these targeted actions are providing the momentum that will see us through the current economic crisis and ensure an advantaged position for Modine as the market volumes recover.”

 Fourth Quarter Overview
•	Sales volumes declined 43.1 percent as a result of the weakened economy, instability in the global financial markets, and a corresponding downturn in the company’s vehicular markets;
•
In response to the decline in sales volumes, the company implemented a significant reduction of direct costs in its manufacturing facilities and a 20 percent reduction of indirect costs in its manufacturing facilities, including a reduction in the company’s global workforce of approximately 1,200 employees since the fourth quarter of fiscal 2008;

Fourth Quarter Fiscal 2009 Results – Page 2

•
Gross margin declined 440 basis points from 13.7 percent to 9.3 percent, as a reduction in direct and indirect costs and lower materials costs partially offset the lower sales volumes and the corresponding underabsorption of fixed costs in the company’s manufacturing facilities;

•	Selling, general & administrative expenses decreased by $20.7 million, or 33.9 percent, reflecting the company’s intense focus on lowering its cost structure commensurate with the decline in sales;
•	Impairment charges totaled $13.2 million primarily related to a decline in the value of an investment in an affiliate and a decline in the value of certain program assets;
•	Adjusted EBITDA of $1.7 million exceeded the company’s expectations and also exceeded the minimum required adjusted EBITDA loan covenant by $26.7 million; and
•
As previously announced, the company is proceeding with the divestment of its South Korean vehicular HVAC business, which previously was reported in its Original Equipment – Asia segment and is now reported as a discontinued operation.

Cash and Liquidity
“Our fourth quarter fiscal 2009 results reflect our near-term emphasis on preserving cash and liquidity, as well as our efforts to attain a more competitive cost base, improve our longer term competitiveness and more effectively capitalize on growth opportunities in our core thermal management markets as identified through our strategic planning process,” said Bradley C. Richardson, Executive Vice President – Corporate Strategy and Chief Financial Officer.  “Given the overall market conditions, we are very pleased with our continued ability to generate cash and exceed our adjusted EBITDA loan covenant.

“Further, we have reduced our planned capital spending to a limit of $65 million in fiscal 2010, which is significantly below the company’s recent historical levels and have adopted rigorous working capital discipline through the active, customer- and supplier-supported management of working capital,” Richardson continued.

Operating cash flows were $93.5 million in fiscal 2009, compared with $81.7 million in fiscal 2008.  The increase in operating cash flows year over year was primarily driven by the positive impact of the company’s working capital management initiatives during fiscal 2009. The company’s net debt (debt less cash on hand) at March 31, 2009 was $205.7 million, compared to $186.0 million at March 31, 2008.  The company’s net debt level has risen primarily due to operating cash flows which were not fully sufficient to fund growth-oriented capital expenditures during the year.  As of March 31, 2009, the company had available borrowing capacity of approximately $99 million, subject to its ability to comply with ongoing debt covenants.

“Based on the company’s available borrowing capacity, the $26.7 million in cushion built at the end of the fourth quarter with respect to our EBITDA covenant, as well as our anticipated fiscal 2010 results and further actions we have at our discretion,” Richardson continued, “we believe we have sufficient liquidity to manage our business through the global recession and remain in compliance with our loan covenants.”

Full Year Fiscal 2009 Overview
•
Sales for the fiscal year ended March 31, 2009 decreased by 12 percent to $1.41 billion from $1.60 billion reported in fiscal 2008, driven by a major reduction in global production volumes, most notably in Europe, during the second half of the fiscal year;

•
Fiscal 2009 gross profit was $187.0 million, or 13.3 percent of sales, in comparison to the fiscal 2008 gross profit of $242.8 million, or 15.2 percent of sales, due to the significant volume declines in the company’s Original Equipment – North America and Original Equipment – Europe segments resulting from the global economic downturn, partially offset by the company’s intense focus on lowering its overall cost structure;

•	Fiscal 2009 loss from continuing operations before income taxes was $103.0 million, as compared to a loss from continuing operations before income taxes of $16.6 million reported during fiscal 2008;
•
The 2009 fiscal year loss included asset impairment charges of $43.7 million including an impairment of the Original Equipment – Europe goodwill balance of $9.0 million and long-lived asset impairment charges in the Original Equipment - Europe and Original Equipment – North America segments of $18.2 million and $15.8 million, respectively; and

•
During fiscal 2009, the company reported an after-tax loss from continuing operations of $103.6 million, or $3.23 per fully diluted share, as compared to an after-tax loss from continuing operations of $54.4 million, or $1.70 per fully diluted share in fiscal 2008.

Fourth Quarter Fiscal 2009 Results – Page 3

Outlook
The global recession has had an adverse impact on the company’s sales volumes in fiscal 2009 and this trend is expected to continue to adversely affect the company into fiscal 2010.  Our expectations for fiscal 2010 include:

•	Revenues up slightly from the fourth quarter 2009 run rate resulting from incremental volume from several new program launches globally;
•	Favorable impact of significant cost reductions implemented in late fiscal 2009; and
•	Continued strong emphasis on preserving cash and liquidity.

“As we move forward in fiscal 2010, we remain focused on the fundamentals of our Four Point Plan,” concluded Burke.  “We have been precise in our actions to protect the critical resources of the core products in our portfolio and the targeted markets we serve.  Our teams are prepared to deliver high customer satisfaction and financial results on the many new program launches within our powertrain cooling, engine products and commercial HVAC businesses.  Our business leaders are focused on delivering the full flow-through of recently implemented manufacturing and SG&A cost initiatives and are prepared to undertake further actions should they become necessary.  Our emphasis on preserving cash and liquidity will be unrelenting as we manage the company through the global recession.”

Conference Call and Webcast
Modine will conduct a conference call and live webcast, with a slide presentation, on Tuesday, June 2, 2009 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss the fiscal 2009 fourth quarter.  The webcast and accompanying slides will be available on the investor section of the Modine website at www.modine.com.  The dial-in phone number for the audio portion of the call is 800-599-9829; passcode: 81884725.  The international call-in number is 617-847-8703; passcode: 81884725.  Participants are encouraged to log on to the webcast and conference call about 10 minutes prior to the start of the event. A replay of the audio and the slides will be available on the investor relations section of the Modine website at www.modine.com about two hours after the live call concludes.  A call-in replay will be available through June 9, 2009, at 888-286-8010; passcode: 69679910 or, for international callers, at 617-801-6888; passcode:  69679910.  A transcript of the call will be posted to the company’s website on or about June 5, 2009.

About Modine
Modine, with fiscal 2009 revenues of $1.4 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment, refrigeration systems, and fuel cells. The company employs approximately 7,000 people at 32 facilities worldwide in 15 countries.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements
This report contains statements, including information about future financial performance, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, including, but not limited to, those described under "Risk Factors" in Item 1A of Part II of the company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 2008, September 30, 2008 and June 30, 2008 and the Company's Annual Report on Form 10-K for the year ended March 31, 2008 and under Forward-Looking Statements in Item 2 of Part 1 of those same periodic reports.  Other risks and uncertainties include, but are not limited to, the following: the Company’s ability to remain in compliance going forward with its debt agreements; Modine’s ability to fund its liquidity requirements and meet its long-term commitments given the continued decline and disruption in the credit markets due to the world-wide credit crisis; the impact the current global economic uncertainty and credit market turmoil is having on Modine, its customers and its suppliers and any worsening of such economic conditions; the secondary effects on Modine’s future cash flows and liquidity that may result from Modine’s customers and lenders dealing with the economic crisis and its consequences; Modine’s ability to limit capital spending and/or consummate planned divestitures; Modine’s ability to recover the book value of the South Korean business, if divested; Modine’s ability to successfully implement restructuring plans and drive cost reductions; Modine’s ability to maintain adequate liquidity to carry out restructuring plans while investing for future growth; Modine’s ability to satisfactorily service its customers during the implementation and execution of any restructuring plans and/or new product launches; Modine’s ability to avoid or limit inefficiencies in the transitioning of products from production facilities to be closed to other existing or new production facilities; Modine’s ability to successfully execute its four-point recovery plan; Modine’s ability to further cut costs to increase its gross margin and to maintain and grow its business; impairment of assets resulting from business downturns; Modine’s ability to realize future tax benefits; customers’ actual production demand for new products and technologies, including market acceptance of a particular vehicle model or engine; Modine’s ability to increase its gross margin, including its ability to produce products in low cost countries; Modine’s ability to maintain customer relationships while rationalizing its business; Modine’s ability to maintain current programs and compete effectively for new business, including its ability to offset or otherwise address increasing pricing pressures from its competitors and cost-downs from its customers; Modine’s ability to obtain profitable business at its new facilities in China, Hungary, Mexico, India and Austria and to produce quality products at these facilities from business obtained; the effect of the weather on the Commercial Products business, which directly impacts sales; unanticipated problems with suppliers meeting Modine’s time and price demands; the impact of environmental laws and regulations on Modine’s business and the business of Modine’s customers, including Modine’s ability to take advantage of opportunities to supply alternative new technologies to meet environmental emissions standards; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes (including currency exchange rate fluctuations, tariffs, inflation, changes in interest rates, recession, and restrictions associated with importing and exporting and foreign ownership); changes in the anticipated sales mix; Modine’s association with a particular industry, such as the automobile industry, which could have an adverse effect on Modine’s stock price; the nature of the vehicular industry, including the dramatic decline in customer build rates; work stoppages or interference at Modine or Modine’s major customers; unanticipated product or manufacturing difficulties, including unanticipated warranty claims; unanticipated delays or modifications initiated by major customers with respect to product applications or requirements; costs and other effects of unanticipated litigation or claims, and the increasing pressures associated with rising health care and insurance costs; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission.  The Company does not assume any obligation to update any forward-looking statements.

Fourth Quarter Fiscal 2009 Results – Page 4

Non-GAAP Financial Disclosures
Adjusted EBITDA and Net Debt (which are defined below) are used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as a performance measure to judge liquidity and covenant compliance for our business. These measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the GAAP measures.  The presentations of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The Company’s (loss) earnings from continuing operations before interest expense and provision for income taxes, adjusted to exclude unusual, non-recurring or extraordinary non-cash charges and up to $14.0 million of cash restructuring and repositioning charges, and further adjusted to add back depreciation and amortization expense, as defined in the applicable debt agreements; this is a financial measure of the profit generated excluding the above mentioned items.

Definition – Net Debt
The sum of short- and long-term debt, less cash on hand; this is an indicator of the company’s debt position after considering on hand cash balances.

-- Financial tables follow --

Fourth Quarter Fiscal 2009 Results – Page 5

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In thousands, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2009	2008*	2009	2008*
Net sales	$254,777	$447,599	$1,408,714	$1,601,672
Cost of sales	231,130	386,328	1,221,680	1,358,872
Gross profit	23,647	61,271	187,034	242,800
Selling, general & administrative expenses	40,334	61,018	199,613	217,835
Restructuring charges	2,274	3,887	30,404	3,565
Impairment of goodwill and long-lived assets	13,228	3,888	43,735	35,343
Loss from operations	(32,189)	(7,522)	(86,718)	(13,943)
Interest expense	4,182	3,611	13,775	11,070
Other expense (income) - net	1,046	(1,493)	2,460	(8,394)
Loss from continuing operations before income taxes	(37,417)	(9,640)	(102,953)	(16,619)
Provision for income taxes	3,346	8,699	644	37,808
Loss from continuing operations	(40,763)	(18,339)	(103,597)	(54,427)

Loss from discontinued operations (net of income taxes)	(6,753)	(16,843)	(7,481)	(14,206)
Gain on sale of discontinued operations (net of income taxes)	400	-	2,466	-
Net loss	$(47,116)	$(35,182)	$(108,612)	$(68,633)

Loss per share of common stock - basic:
Continuing operations	$(1.27)	$(0.57)	$(3.23)	$(1.70)
Loss from discontinued operations	(0.21)	(0.53)	(0.23)	(0.44)
Gain on sale of discontinued operations	0.01	-	0.08	-
Net loss - basic	$(1.47)	$(1.10)	$(3.38)	$(2.14)

Loss per share of common stock - diluted:
Continuing operations	$(1.27)	$(0.57)	$(3.23)	$(1.70)
Loss from discontinued operations	(0.21)	(0.53)	(0.23)	(0.44)
Gain on sale of discontinued operations	0.01	-	0.08	-
Net loss - diluted	$(1.47)	$(1.10)	$(3.38)	$(2.14)

Weighted average shares outstanding:
Basic	32,112	31,974	32,077	32,030
Diluted	32,112	31,974	32,077	32,030

Dividends paid per share	$-	$0.175	$0.300	$0.700

Comprehensive (loss) earnings, which represents net loss adjusted by the post-tax change in foreign-currency translation, the effective portion of cash flow hedges and change in SFAS No. 158 benefit plan adjustment recorded in shareholders' equity, for the three month periods ended March 31, 2009 and 2008 were ($103,891) and ($24,897), respectively, and for the twelve month periods ended March 31, 2009 and 2008, were ($232,564) and $2,744, respectively.

Condensed consolidated balance sheets (unaudited)
(In thousands)
	March 31, 2009	March 31, 2008 *
Assets
Cash and cash equivalents	$43,536	$38,595
Short term investments	1,189	2,909
Trade receivables - net	122,266	248,007
Inventories	88,077	112,852
Assets held for sale	29,173	70,165
Other current assets	41,610	60,763
Total current assets	325,851	533,291
Property, plant and equipment - net	426,565	481,084
Assets held for sale	34,328	66,418
Other noncurrent assets	65,388	87,490
Total assets	$852,132	$1,168,283
Liabilities and shareholders' equity
Debt due within one year	$5,232	$24
Accounts payable	94,506	155,533
Liabilities of business held for sale	28,018	53,295
Other current liabilities	123,277	130,062
Total current liabilities	251,033	338,914
Long-term debt	243,982	224,525
Deferred income taxes	9,979	23,634
Liabilities of business held for sale	12,181	16,229
Other noncurrent liabilities	91,120	81,863
Total liabilities	608,295	685,165
Shareholders' equity	243,837	483,118
Total liabilities & shareholders' equity	$852,132	$1,168,283

*	The prior year amounts have been adjusted to account for the removal of the one-month reporting lag for foreign operations.

Fourth Quarter Fiscal 2009 Results – Page 6

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In thousands)
Twelve months ended March 31,	2009	2008*

Cash flows from operating activities:
Net loss	$(108,612)	$(68,633)
Adjustments to reconcile net loss with net cash provided by operating activities:
Depreciation and amortization	73,334	81,786
Impairment of goodwill and long-lived assets	49,766	47,420
Deferred income taxes	(13,977)	21,541
Other - net	7,091	3,433
Net changes in operating assets and liabilities	85,914	(3,874)
Net cash provided by operating activities	93,516	81,673

Cash flows from investing activities:
Expenditures for plant, property and equipment	(103,261)	(89,440)
Change in restricted cash	(10,828)	-
Proceeds from dispositions of assets	17,303	10,020
Settlement of derivative contracts	(233)	(1,974)
Other - net	3,394	85
Net cash used for investing activities	(93,625)	(81,309)

Cash flows from financing activities:
Net increase in debt	26,163	47,140
Financing fees paid	(3,876)	(331)
Cash proceeds from exercise of stock options	18	701
Repurchase of common stock, treasury and retirement	(594)	(7,710)
Cash dividends paid	(9,679)	(22,633)
Other - net	(393)	(8,800)
Net cash provided by financing activities	11,639	8,367

Effect of exchange rate changes on cash	(6,589)	3,657

Net increase in cash and cash equivalents	4,941	12,388

Cash and cash equivalents at beginning of the year	38,595	26,207

Cash and cash equivalents at end of the year	$43,536	$38,595

Condensed segment operating results (unaudited)
(In thousands)

	Three months ended March 31,		Twelve months ended March 31,
	2009	2008*	2009	2008*
Sales:
Original Equipment - Asia	$4,183	$5,145	$17,405	$14,984
Original Equipment - Europe	97,441	221,714	597,361	757,658
Original Equipment - North America	96,411	139,970	481,769	521,112
South America	21,628	39,301	136,415	136,933
Commercial Products	36,858	47,741	187,723	198,101
Fuel Cell	3,457	1,105	17,739	3,335
Segment sales	259,978	454,976	1,438,412	1,632,123
Corporate and administrative	535	1,494	3,166	3,955
Eliminations	(5,736)	(8,871)	(32,864)	(34,406)
Total net sales	$254,777	$447,599	$1,408,714	$1,601,672

Operating income/(loss):
Original Equipment - Asia	$(2,848)	$(1,354)	$(9,187)	$(6,489)
Original Equipment - Europe **	(13,957)	23,767	(20,822)	84,531
Original Equipment - North America	(1,389)	(11,018)	(27,052)	(45,241)
South America	255	2,163	11,903	10,991
Commercial Products	582	(1,880)	14,468	8,785
Fuel Cell	2,221	(582)	9,985	(1,828)
Segment (loss) income from operations	(15,136)	11,096	(20,705)	50,749
Corporate and administrative	(17,067)	(18,639)	(65,898)	(64,772)
Eliminations	14	21	(115)	80
Loss from operations	$(32,189)	$(7,522)	$(86,718)	$(13,943)

*	The prior year amounts have been adjusted to account for the removal of the one-month reporting lag for foreign operations.
**	The Original Equipment - Europe results for the twelve months ended March 31, 2009 include restructuring charges of $22,075 and goodwill and long-lived asset impairment charges of $27,163.

Fourth Quarter Fiscal 2009 Results – Page 7

Modine Manufacturing Company
Adjusted Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations (unaudited)
(In thousands)

	Three months ended March 31,		Twelve months ended March 31,
	2009	2008*	2009	2008*
Loss from continuing operations	$(40,763)	$(18,339)	$(103,597)	$(54,427)
Interest expense	4,182	3,611	13,775	11,070
Provision for income taxes	3,346	8,699	644	37,808
Depreciation and amortization (a)	15,827	20,952	69,200	74,195
EBITDA from continuing operations	(17,408)	$14,923	$(19,978)	$68,646

Restructuring and repositioning charges	3,515
Non-cash charges (b)	15,610
Adjusted EBITDA	$1,717

(a)
Depreciation and amortization of $970 and $4,134 for three and twelve months ended March 31, 2009 related to discontinued operations and was excluded from the depreciation and amortization presented above.  Depreciation and amortization of $1,672 and $7,591 for the three and twelve months ended March 31, 2008 related to discontinued operations and was excluded from the depreciation and amortization presented above.

(b)
Non-cash charges are comprised of long-lived asset impairments, non-cash restructuring and repositioning charges, exchange gains or losses on intercompany loans and non-cash charges which are unusual, non-recurring or extraordinary.

Net Debt (unaudited)

(In thousands)

	March 31, 2009	March 31, 2008 *
Debt due within one year	$5,232	$24
Long-term debt	243,982	224,525
Total debt	249,214	224,549

Less: cash and cash equivalents	43,536	38,595
Net debt	$205,678	$185,954

*	The prior year amounts have been adjusted to account for the removal of the one-month reporting lag for foreign operations.

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